Exhibit 10.27

THE GOLDMAN SACHS

AMENDED AND RESTATED STOCK INCENTIVE PLAN

OUTSIDE DIRECTOR              RSU AWARD

This Award Agreement sets forth the terms and conditions of an Award of RSUs granted to you under The Goldman Sachs Amended and Restated Stock Incentive Plan (the “Plan”) as of the Date of Grant.

1. The Plan. This Award is made pursuant to the Plan, the terms of which are incorporated in this Award Agreement. Capitalized terms used in this Award Agreement which are not defined in this Award Agreement have the meanings as used or defined in the Plan. IN LIGHT OF THE U.S. TAX RULES RELATING TO DEFERRED COMPENSATION IN SECTION 409A OF THE CODE, TO THE EXTENT THAT YOU ARE A UNITED STATES TAXPAYER, CERTAIN PROVISIONS OF THIS AWARD AGREEMENT AND OF THE PLAN SHALL APPLY ONLY AS PROVIDED IN PARAGRAPH 11.

2. Award. The number of RSUs subject to this Award is set forth in the Award Statement delivered to you. Each RSU constitutes an unfunded and unsecured promise of GS Inc. to deliver (or cause to be delivered) to you, subject to the terms and conditions of this Award Agreement, a share of Common Stock (a “Share”) (or cash or other property equal to the Fair Market Value thereof) on the Delivery Date as provided herein. Until such delivery, you have only the rights of a general unsecured creditor and no rights as a shareholder of GS Inc. This Award is subject to all terms and provisions of the Plan and this Award Agreement.

3. Delivery.

(a) In General. Except as provided below in this Paragraph 3 and subject to Paragraphs 6, 7 and 11, the Delivery Date shall be on the first Business Day in the third quarter of the Firm’s fiscal year that occurs within a Window Period in the year following the year in which you cease to be a director of the GS Inc. Board. The Firm may deliver cash or other property in lieu of all or any portion of the Shares otherwise deliverable on the Delivery Date. Unless otherwise determined by the Committee, or as otherwise provided in this Award Agreement, delivery of Shares shall be effected by book-entry credit to the Custody Account or to a brokerage account, as approved or required by the Firm. No delivery of Shares shall be made unless you have timely established the Custody Account or a brokerage account, as approved or required by the Firm. You shall be the beneficial owner of any Shares properly credited to the Custody Account or delivered to a brokerage account, as approved or required by the Firm. You shall have no right to any dividend or distribution with respect to such Shares if the record date for such dividend or distribution is prior to the date the Custody Account or brokerage account, as approved or required by the Firm, is properly credited with such Shares.

(b) Death. Notwithstanding any other Paragraph of this Award Agreement (except Paragraph 11), if you die prior to the Delivery Date, the Shares (or cash or other property in lieu of all or any portion thereof) corresponding to your Outstanding RSUs shall be delivered to the representative of your estate as soon as practicable after the date of death and after such documentation as may be requested by the Committee is provided to the Committee. The Committee may adopt procedures pursuant to which you may be permitted to specifically bequeath some or all of your Outstanding RSUs under your will to an organization described in Sections 501(c)(3) and 2055(a) of the Code (or such other similar charitable organization as may be approved by the Committee).

4. Dividend Equivalent Rights. Prior to the delivery of Shares (or cash or other property in lieu thereof) pursuant to this Award Agreement, at or after the time of distribution of any regular cash dividend paid by GS Inc. in respect of the Common Stock, you shall be entitled to receive an amount in cash or other property equal to such regular cash dividend payment as would have been made in respect of the Shares not yet delivered, as if the Shares had been actually delivered.

5. Non-transferability. Except as may otherwise be provided in this Paragraph or as otherwise may be provided by the Committee, the limitations set forth in Section 3.5 of the Plan shall apply to this Award. Any purported transfer or assignment in violation of the provisions of this Paragraph 5 or Section 3.5 of the Plan shall be void. The Committee may adopt procedures pursuant to which you may transfer some or all of your RSUs through a gift for no consideration to any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships, any person sharing the recipient’s household (other than a tenant or employee), a trust in which these persons have more than 50% of the beneficial interest, and any other entity in which these persons (or the recipient) own more than 50% of the voting interests.

6. Conflicted Employment. Notwithstanding anything in this Award Agreement to the contrary, if you accept employment at any U.S. Federal, state or local government, any non-U.S. government, any supranational or international organization, any self-regulatory organization, or any agency or instrumentality of any such government or organization, or any other employer determined by the Committee, and as a result of such employment, your continued holding of your Outstanding RSUs would result in an actual or perceived conflict of interest (“Conflicted Employment”), then you shall receive, at the sole discretion of the Firm, either a lump sum cash payment in respect of, or delivery of Shares underlying, your then Outstanding RSUs, in each case as soon as practicable after the Committee has received satisfactory documentation relating to your Conflicted Employment.

7. Withholding, Consents and Legends.

(a) The delivery of Shares is conditioned on your satisfaction of any applicable withholding taxes in accordance with Section 3.2 of the Plan, provided that the Committee may determine not to apply the minimum withholding rate specified in Section 3.2.2 of the Plan.

(b) Your rights in respect of the RSUs are conditioned on the receipt to the full satisfaction of the Committee of any required consents (as described in Section 3.3 of the Plan) that the Committee may determine to be necessary or advisable, and, by accepting this Award, you agree to the matters described in Section 3.3.3(d) of the Plan.

(c) GS Inc. may affix to Certificates representing Shares issued pursuant to this Award Agreement any legend that the Committee determines to be necessary or advisable. GS Inc. may advise the transfer agent to place a stop order against any legended Shares.

8. Successors and Assigns of GS Inc. The terms and conditions of this Award Agreement shall be binding upon and shall inure to the benefit of GS Inc. and its successors and assigns.

9. Amendment. The Committee reserves the right at any time to amend the terms and conditions set forth in this Award Agreement in any respect in accordance with Section 1.3 of the Plan, and the Board may amend the Plan in any respect in accordance with Section 3.1 of the Plan. Notwithstanding the foregoing and Sections 1.3.2(f), 1.3.2(h) and 3.1 of the Plan, no such amendment shall materially adversely affect your rights and obligations under this Award Agreement without your consent, except that the Committee reserves the right to accelerate the delivery of the Shares and in its discretion provide that such Shares may not be transferable until the Delivery Date. Any amendment of this Award Agreement shall be in writing.

10. Governing Law. THIS AWARD SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.

11. Compliance of Award Agreement and Plan with Section 409A. The provisions of this Paragraph 11 apply to you only if you are a United States taxpayer.

(a) References in this Award Agreement to “Section 409A” refer to Section 409A of the Code, including any amendments or successor provisions to that Section and any regulations and other administrative guidance thereunder, in each case as they, from time to time, may be amended or interpreted through further administrative guidance. This Award Agreement and the Plan provisions that apply to this Award are intended and shall be construed to comply with Section 409A (including the requirements applicable to, or the conditions for exemption from treatment as, a “deferral of compensation” or “deferred compensation” as those terms are defined in the regulations under Section 409A (“409A deferred compensation”), whether by reason of short-term deferral treatment or other exceptions or provisions). The Committee shall have full authority to give effect to this intent. To the extent necessary to give effect to this intent, in the case of any conflict or potential inconsistency between the provisions of the Plan (including, without limitation, Sections 1.3.2 and 2.1 thereof) and this Award Agreement, the provisions of this Award Agreement shall govern, and in the case of any conflict or potential inconsistency between this Paragraph 11 and the other provisions of this Award Agreement, this Paragraph 11 shall govern.

(b) Delivery of Shares shall not be delayed beyond the date on which all applicable conditions or restrictions on delivery of Shares in respect of your RSUs required by this Agreement (including, without limitation, those specified in Paragraphs 7(a) and (b), and the consents and other items specified in Section 3.3 of the Plan) are satisfied, and shall occur by December 31 of the calendar year in which the Delivery Date occurs unless, in order to permit such conditions or restrictions to be satisfied, the Committee elects, pursuant to Treasury Regulations section (“Reg.”) 1.409A-1(b)(4)(i)(D) or otherwise as may be permitted in accordance with Section 409A, to delay delivery of Shares to a later date as may be permitted under Section 409A, including, without limitation, Regs. 1.409A-2(b)(7) (in conjunction with Section 3.21.3 of the Plan pertaining to Code Section 162(m)) and 1.409A-3(d).

(c) Notwithstanding the provisions of Paragraph 3(a) and Section 1.3.2(i) of the Plan, to the extent necessary to comply with Section 409A, any securities, other Awards or other property that the Firm may deliver in respect of your RSUs shall not have the effect of deferring delivery or payment, income inclusion, or a substantial risk of forfeiture, beyond the date on which such delivery, payment or inclusion would occur or such risk of forfeiture would lapse, with respect to the Shares that would otherwise have been deliverable (unless the Committee elects a later date for this purpose pursuant to Reg. 1.409A-1(b)(4)(i)(D) or otherwise as may be permitted under Section 409A, including, without limitation and to the extent applicable, the subsequent election provisions of Section 409A(a)(4)(C) of the Code and Reg. 1.409A-2(b)).

(d) Notwithstanding the timing provisions of Paragraph 3(b), the delivery of Shares referred to therein shall be made after the date of death and during the calendar year that includes the date of death (or on such later date as may be permitted under Section 409A).

(e) Notwithstanding any provision of Paragraph 4 or Section 2.8.2 of the Plan to the contrary, the Dividend Equivalent Rights with respect to each of your Outstanding RSUs shall be paid to you within the calendar year that includes the date of distribution of any corresponding regular cash dividends paid by GS Inc. in respect of a Share the record date for which occurs on or after the Date of Grant. The payment shall be in an amount (less applicable withholding) equal to such regular dividend payment as would have been made in respect of the Shares underlying such Outstanding RSUs.

(f) The timing of delivery or payment referred to in Paragraph 6 shall be the earlier of (i) the Delivery Date or (ii) within the calendar year in which the Committee receives satisfactory documentation relating to your Conflicted Employment, provided that such delivery or payment shall be made only at such time as, and if and to the extent that it, as reasonably determined by the Firm, would not result in the imposition of any additional tax to you under Section 409A.

(g) Section 3.4 of the Plan shall not apply to Awards that are 409A deferred compensation.

(h) Delivery of Shares in respect of this Award may be made, if and to the extent elected by the Committee, later than the Delivery Date or other date or period specified hereinabove (but, in the case of any Award that constitutes 409A deferred compensation, only to the extent that the later delivery is permitted under Section 409A).

12. Headings. The headings in this Award Agreement are for the purpose of convenience only and are not intended to define or limit the construction of the provisions hereof.

IN WITNESS WHEREOF, GS Inc. has caused this Award Agreement to be duly executed and delivered as of the Date of Grant.

THE GOLDMAN SACHS GROUP, INC.

By:
Name:
Title:

Accepted and Agreed:

By:
Print Name: